Exhibit 99.1

PRESS RELEASE

AbbVie Reports Second-Quarter 2016 Financial Results

•    Reports Second-Quarter Diluted EPS of $0.98 on GAAP Basis; Adjusted Diluted EPS of $1.26, Reflecting Growth of 16.7 Percent Over Second-Quarter 2015

•    Delivers Second-Quarter Net Revenues of $6.45 Billion; $6.43 Billion on Adjusted Basis, Reflecting an 18.0 Percent Increase Operationally

•    Revenue Growth Reflects 17.4 Percent HUMIRA Global Reported Sales Growth; 17.7 Percent Growth on an Operational Basis

•    Second-Quarter Global IMBRUVICA Net Revenue of $439 Million

•    Second-Quarter Global VIEKIRA Net Revenue of $419 Million

•    Reports Operating Margin of 37.0 Percent on a GAAP Basis; 43.9 Percent on an Adjusted Basis

•    Successfully Completed Acquisition of Stemcentrx and its Lead Late-Stage Asset, Rova-T

•    Received Regulatory Approvals for VENCLEXTA and ZINBRYTA, Further Expanding Presence in Oncology and Neuroscience

•    Issues 2016 GAAP Diluted EPS Guidance Range of $3.82 to $3.92; Raises Adjusted EPS Guidance Range to $4.73 to $4.83, Representing Growth of 11.4 Percent at the Midpoint

NORTH CHICAGO, Ill., July 29, 2016 – AbbVie (NYSE:ABBV) announced financial results for the second quarter ended June 30, 2016.

“AbbVie continues to deliver on our long-term strategy, as demonstrated by our sixth consecutive quarter of double digit sales and earnings growth,” said Richard A. Gonzalez, chairman and chief executive officer, AbbVie. “A key element to our long-term sustainable performance is our advancing pipeline and this quarter we saw several regulatory approvals, including VENCLEXTA and ZINBRYTA. We also made progress on a number of clinical development programs and completed the acquisition of Stemcentrx, which adds a promising late-stage asset for solid tumors and brings a target discovery platform to AbbVie’s oncology portfolio, further enhancing the robustness of our pipeline.”

Second-Quarter Results

•    Worldwide net revenues were $6.45 billion in the second quarter, up 17.9 percent. On an operational basis, adjusted net revenues increased 18.0 percent, excluding a 0.5 percent unfavorable impact from foreign exchange rate fluctuations.

Second-Quarter Results (continued)

•    Global HUMIRA sales increased 17.4 percent on a reported basis. Operational HUMIRA sales increased 17.7 percent, excluding a modest impact of foreign exchange. Strong global growth was driven by continued momentum across all three major market categories – rheumatology, dermatology and gastroenterology.

•    Second-quarter global IMBRUVICA net revenue was $439 million, with U.S. sales of $384 million and international profit sharing of $55 million for the quarter.

•    Total company revenue growth was also driven by $419 million in global VIEKIRA sales in the quarter, as well as strong operational growth from Duodopa, Creon and Lupron.

•    On a GAAP basis, the gross margin ratio in the second quarter was 78.2 percent. The adjusted gross margin ratio was 81.9 percent, excluding intangible asset amortization and other specified items.

•    On a GAAP basis, selling, general and administrative (SG&A) expense was 22.7 percent of net revenues in the second quarter. The adjusted SG&A expense was 22.2 percent of net revenues.

•    On a GAAP basis, research and development (R&D) expense was 17.4 percent of net revenues in the second quarter. The adjusted R&D expense was 15.5 percent, reflecting funding actions supporting all stages of our pipeline and the impact from the Stemcentrx and Boehringer Ingelheim transactions.

•    On a GAAP basis, the operating margin in the second quarter was 37.0 percent. The adjusted operating margin was 43.9 percent. The company remains committed to an adjusted operating margin target of greater than 50 percent by 2020.

•    Net interest expense was $225 million. On a GAAP basis, the tax rate in the quarter was 23.2 percent. The adjusted tax rate was 20.1 percent.

•    Diluted earnings per share (EPS) was $0.98 on a GAAP basis. Adjusted diluted EPS, excluding intangible asset amortization expense and other specified items, was $1.26 in the second quarter, up 16.7 percent.

Key Events from the Second Quarter

•    On June 1, AbbVie successfully completed the acquisition of Stemcentrx and its lead late-stage asset, rovalpituzumab tesirine (Rova-T), further strengthening the company’s oncology portfolio by providing a highly attractive platform in solid tumors. Rova-T is a novel biomarker-specific therapy that targets cancer stem cells and combines a targeted antibody that delivers a cytotoxic agent directly to cancer cells expressing delta-like protein 3 (DLL3). DLL is expressed in more than 80 percent of small cell lung cancer (SCLC) patient tumors and is not present in healthy tissue. New data, presented at the American Society of Clinical Oncology (ASCO) meeting in early June, demonstrated that Rova-T outperformed the best reference for standard of care in both overall response rate (ORR) and 12-month overall survival (OS). A registrational trial for third-line SCLC is expected to complete enrollment by the end of 2016, supporting regulatory submissions in 2017. The expression of DLL3 suggests Rova-T may be useful across multiple tumor types. AbbVie is also advancing studies to evaluate Rova-T in other tumor types, as well as a first-line treatment for SCLC.

Key Events from the Second Quarter (continued)

•    AbbVie and Bristol-Myers Squibb Company recently announced a clinical trial collaboration to evaluate the safety, tolerability and efficacy of Rova-T in combination with Bristol-Myers Squibb’s OPDIVO (nivolumab) and OPDIVO + YERVOY (ipilimumab) regimen as a second-line treatment for extensive-stage SCLC. This collaboration will explore the potential enhanced efficacy of combining checkpoint inhibitors with an antibody drug conjugate in SCLC and is expected to begin in 2016.

•    AbbVie announced that the European Commission (EC) approved IMBRUVICA (ibrutinib) as a first-line treatment option for patients with chronic lymphocytic leukemia (CLL) in Europe. This approval followed the U.S. Food and Drug Administration (FDA) approval for the same indication earlier in the year, and represents the fifth treatment indication for IMBRUVICA to date. IMBRUVICA is the first chemotherapy-free treatment option approved for first-line CLL in the European Union (EU).

•    In June, AbbVie announced that the FDA granted a fourth Breakthrough Therapy Designation (BTD) for IMBRUVICA as a potential treatment of chronic graft-versus-host-disease (cGvHD) after failure of one or more lines of systemic therapy. cGvHD is a severe and potentially life-threatening condition in which transplanted cells from the donor attack the patient’s body. There are currently no approved therapies for this common complication, which patients may develop after undergoing allogeneic stem cell or bone marrow transplantation in which they receive cells from a donor. This BTD was based on clinical data from a Phase 1b/2 study which found that IMBRUVICA demonstrated promising early clinical efficacy data supporting an improvement in cGvHD based on the National Institutes of Health (NIH) Consensus Response Criteria.

•    In May, the FDA updated the IMBRUVICA label to include new data from two Phase 3 trials supporting its expanded use in patients with CLL and small lymphocytic lymphoma (SLL). The label now also includes OS results in treatment-naïve patients with CLL/SLL from the Phase 3 RESONATE-2 trial, as well as safety and efficacy data from the Phase 3 HELIOS trial assessing the use of IMBRUVICA in combination with bendamustine and rituximab (BR) versus placebo plus BR in relapsed/refractory (R/R) patients with CLL/SLL.

•    In April, AbbVie received accelerated FDA approval of VENCLEXTA (venetoclax) for patients with R/R CLL with 17p deletion, a condition which is typically associated with a poor prognosis, and found in up to 30 to 50 percent of these previously-treated patients. New data on venetoclax in patients with acute myeloid leukemia (AML) were presented at ASCO as part of the meeting’s “Best of ASCO” program. These data found that venetoclax plus hypomethylating agents (HMA) demonstrated a higher ORR of 70 percent and 71 percent at 400 mg and 800 mg, respectively, which is roughly double the response rate that would be expected with current standard of care. AbbVie plans to start a Phase 3 study in AML by year-end. The company also recently initiated a Phase 3 trial to evaluate venetoclax plus standard of care in patients with multiple myeloma (MM). VENCLEXTA is being developed by AbbVie and Genentech, a member of the Roche Group.

Key Events from the Second Quarter (continued)

•    AbbVie announced the FDA granted ABT-414, an investigational antibody drug conjugate targeting the epidermal growth factor receptor (EGFR), a Rare Pediatric Disease Designation for the treatment of pediatric patients with EGFR-amplified Diffuse Intrinsic Pontine Glioma, known to be a highly aggressive and difficult-to-treat tumor found at the base of the brain. ABT-414 is also being evaluated in Phase 2 studies for the treatment of adult patients with EGFR-amplified glioblastoma multiforme, an aggressive malignant primary brain tumor.

•    Bristol-Myers Squibb, AbbVie’s development and commercialization partner, announced the EC approval of EMPLICITI (elotuzumab) for the treatment of MM as a combination therapy with REVLIMID (lenalidomide) and dexamethasone in adult patients who have received at least one prior therapy. This makes EMPLICITI the first and only immunostimulatory antibody available in the EU for patients with MM. EMPLICITI was approved by the FDA in late 2015.

•    AbbVie and Biogen announced the FDA and EC approvals for ZINBRYTA (daclizumab), a once-monthly, self-administered, subcutaneous treatment for relapsing forms of multiple sclerosis (RMS). These approvals were based on results from the Phase 3 DECIDE and SELECT trials which demonstrated that treatment with ZINBRYTA 150 mg, administered subcutaneously every four weeks, reduced the annualized relapse rate, as well as the risk of 24-week confirmed disability progression. ZINBRYTA improved results on key measures of MS disease activity in patients with RMS compared to AVONEX 30 mcg intramuscular injection administered weekly and placebo. The companies plan to launch ZINBRYTA in the U.S. and Germany in August.

•    AbbVie announced the FDA approval of HUMIRA for the treatment of non-infectious intermediate, posterior and panuveitis in adult patients, a disease that can severely impact vision. HUMIRA is the first and only FDA-approved non-corticosteroid therapy available for these patients. This approval marks the 10th approved indication for HUMIRA in the United States and is based on results from two pivotal Phase 3 studies, which demonstrated that patients treated with HUMIRA had a significantly lower risk for uveitic flare or a decrease in visual acuity compared to placebo. The Committee for Medicinal Products for Human Use (CHMP) also recently granted a positive opinion for this indication.

•    AbbVie presented Phase 2 data on risankizumab, an anti-IL-23 monoclonal biologic antibody being developed in collaboration with Boehringer Ingelheim, at the annual Digestive Disease Week (DDW) conference. Results demonstrated that in patients with moderate-to-severe Crohn’s disease, risankizumab was more effective than placebo. After 12 weeks, 24 percent and 37 percent of patients achieved clinical remission (no symptoms or very mild symptoms of disease) with 200 mg and 600 mg risankizumab, respectively, compared with 15 percent of patients receiving placebo. Endoscopic remission (normalization of the lining of bowel as seen during an endoscopy) was achieved by 15 percent and 20 percent of patients receiving 200 mg and 600 mg risankizumab, respectively, compared with 3 percent of patients receiving placebo. Risankizumab is also in Phase 3 studies for psoriasis and being evaluated in mid-stage trials for psoriatic arthritis.

Key Events from the Second Quarter (continued)

•    AbbVie presented new data from its investigational chronic hepatitis C virus (HCV) infection development program for ABT-493 and ABT-530, a once-daily, ribavirin (RBV)-free, pan-genotypic regimen at The International Liver Congress™ (EASL). Results demonstrated that 97 to 98 percent of genotype 1-3 (GT1-3) HCV infected patients without cirrhosis treated with the regimen achieved sustained virologic response at 12 weeks post-treatment (SVR12); 100 percent of genotype 4-6 (GT4-6) patients without cirrhosis achieved SVR12 with 12 weeks of treatment; and GT3 patients with compensated cirrhosis (Child-Pugh A), historically considered difficult-to-treat, achieved 100 percent SVR12 with 12 weeks of treatment. Further results from AbbVie’s investigational HCV development program will be presented later in the year and the company anticipates commercialization of the next-generation combination in 2017.

•    AbbVie hosted its R&D Day meeting on June 3 for members of the investment community and media, highlighting details of the company’s innovative pipeline. During the event, AbbVie presented an overview of its pipeline, reinforcing the company’s strategy to develop new therapies to significantly advance and reset the standard of care. AbbVie’s late-stage pipeline consists of multiple investigational assets that have generated data demonstrating their potential to improve the standard of care. Supporting materials from R&D Day, including the event presentation and an archived webcast, can be found on AbbVie’s Investor Relations website at www.abbvieinvestor.com.

AbbVie Raises Full-Year 2016 Outlook

AbbVie is issuing GAAP diluted EPS guidance for the full-year 2016 of $3.82 to $3.92. AbbVie is raising its adjusted diluted EPS guidance for the full-year 2016 to $4.73 to $4.83 from $4.62 to $4.82, reflecting strong underlying business performance year-to-date and the expected continued positive trends over the remainder of the year. This updated guidance represents 11.4 percent growth at the midpoint versus 2015, and includes the dilutive impact of the Stemcentrx and Boehringer Ingelheim transactions. The company’s 2016 adjusted diluted EPS guidance excludes $0.91 per share of intangible asset amortization expense, acquisition related costs and accounting impacts, the impact of the Venezuelan currency devaluation, and other specified items.

About AbbVie

AbbVie is a global, research-based biopharmaceutical company formed in 2013 following separation from Abbott Laboratories. The company’s mission is to use its expertise, dedicated people and unique approach to innovation to develop and market advanced therapies that address some of the world’s most complex and serious diseases. Together with its wholly-owned subsidiary, Pharmacyclics, AbbVie employs more than 28,000 people worldwide and markets medicines in more than 170 countries. For further information on the company and its people, portfolio and commitments, please visit www.abbvie.com. Follow @abbvie on Twitter or view careers on our Facebook or LinkedIn page.

Conference Call

AbbVie will host an investor conference call today at 8:00 a.m. Central time to discuss our second-quarter performance. The call will be webcast through AbbVie’s Investor Relations website at www.abbvieinvestor.com. An archived edition of the call will be available after 11:00 a.m. Central time.

Non-GAAP Financial Results

Financial results for 2015 and 2016 are presented on both a reported and a non-GAAP basis. Reported results were prepared in accordance with GAAP and include all revenue and expenses recognized during the period. Non-GAAP results adjust for certain non-cash items and for factors that are unusual or unpredictable, and exclude those costs, expenses, and other specified items presented in the reconciliation tables later in this release. AbbVie’s management believes non-GAAP financial measures provide useful information to investors regarding AbbVie’s results of operations and assist management, analysts, and investors in evaluating the performance of the business. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, measures of financial performance prepared in accordance with GAAP. The company’s 2016 financial guidance is also being provided on both a reported and a non-GAAP basis.

Forward-Looking Statements

Some statements in this news release are, or may be considered, forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “project” and similar expressions, among others, generally identify forward-looking statements. AbbVie cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Such risks and uncertainties include, but are not limited to, challenges to intellectual property, competition from other products, difficulties inherent in the research and development process, adverse litigation or government action, and changes to laws and regulations applicable to our industry. Additional information about the economic, competitive, governmental, technological and other factors that may affect AbbVie’s operations is set forth in Item 1A, “Risk Factors,” of AbbVie’s 2015 Annual Report on Form 10-K, which has been filed with the Securities and Exchange Commission. AbbVie undertakes no obligation to release publicly any revisions to forward-looking statements as a result of subsequent events or developments, except as required by law.

Media:	Investors:
Adelle Infante	Liz Shea
(847) 938-8745	(847) 935-2211

Sharon Greenlees
(847) 935-0900

Todd Bosse
(847) 936-1182

AbbVie Inc.

Key Product Revenues

Quarter Ended June 30, 2016

(Unaudited)

				% Change vs. 2Q15

	Net Revenues (in millions)				International		Total

	U.S.	Int’l.	Total	U.S.	Operational	Reported	Operational	Reported

ADJUSTED NET REVENUES	$4,100[a]	$2,332	$6,432[a]	21.7%[a]	12.1%	10.8%	18.0%[a]	17.5%[a]

Humira	2,712	1,437	4,149	26.7	4.0	3.0	17.7	17.4

Imbruvica	384	55[b]	439	>100.0	>100.0	>100.0	>100.0	>100.0

Viekira	87	332	419	(61.4)	>100.0	>100.0	8.2	9.1

Lupron	179	40	219	14.6	(1.4)	(5.3)	11.2	10.4

Synagis	--	45	45	n/a	8.3	(2.6)	8.3	(2.6)

Synthroid	188	--	188	1.1	n/a	n/a	1.1	1.1

Creon	180	--	180	12.9	n/a	n/a	12.9	12.9

AndroGel	171	--	171	1.0	n/a	n/a	1.0	1.0

Kaletra	30	116	146	(30.4)	1.0	(6.0)	(7.2)	(12.4)

Sevoflurane	22	92	114	6.5	(1.9)	(5.8)	(0.6)	(3.8)

Duodopa	9	64	73	>100.0	18.2	20.8	28.7	31.2

Note: “Operational” growth reflects the percentage change over the prior year excluding the impact of exchange rate fluctuations.

n/a = not applicable

a U.S. and total net revenues for the quarter ended June 30, 2016 exclude specified items. Refer to the Reconciliation of GAAP Reported to Non-GAAP Adjusted Information for further details. Percentage change is calculated using adjusted net revenues.

b Reflects profit sharing for Imbruvica international revenues.

AbbVie Inc.

Key Product Revenues

Six Months Ended June 30, 2016

(Unaudited)

				% Change vs. 6M15

	Net Revenues (in millions)				International		Total

	U.S.	Int’l.	Total	U.S.	Operational	Reported	Operational	Reported

ADJUSTED NET REVENUES	$7,594[a]	$4,796	$12,390[a]	26.2%[a]	12.0%	6.7%	20.1%[a]	17.8%[a]

Humira	4,907	2,819	7,726	29.0	4.3	(0.8)	18.4	16.2

Imbruvica	709	111	820	>100.0	>100.0	>100.0	>100.0	>100.0

Viekira	212	621	833	(41.7)	>100.0	>100.0	37.7	35.4

Lupron	330	79	409	8.0	1.0	(6.4)	6.5	4.9

Synagis	--	364	364	n/a	2.8	(4.4)	2.8	(4.4)

Synthroid	370	--	370	(0.7)	n/a	n/a	(0.7)	(0.7)

Creon	330	--	330	15.2	n/a	n/a	15.2	15.2

AndroGel	327	--	327	1.5	n/a	n/a	1.5	1.5

Kaletra	63	216	279	(25.2)	(9.5)	(17.6)	(13.3)	(19.5)

Sevoflurane	39	186	225	2.7	(4.2)	(9.9)	(3.1)	(7.9)

Duodopa	16	125	141	>100.0	20.9	18.7	32.6	30.5

Note: “Operational” growth reflects the percentage change over the prior year excluding the impact of exchange rate fluctuations.

n/a = not applicable

a U.S. and total net revenues for the six months ended June 30, 2016 exclude specified items. Refer to the Reconciliation of GAAP Reported to Non-GAAP Adjusted Information for further details. Percentage change is calculated using adjusted net revenues.

b Reflects profit sharing for Imbruvica international revenues.

AbbVie Inc.

Consolidated Statements of Earnings

Quarter and Six Months Ended June 30, 2016 and 2015

(Unaudited) (In millions, except per share data)

	Second Quarter Ended June 30		Six Months Ended June 30

	2016	2015	2016	2015

Net revenues	$6,452	$5,475	$12,410	$10,515

Cost of products sold	1,405	916	2,774	1,858

Selling, general and administrative	1,466	1,703	2,821	3,176

Research and development	1,124	981	2,070	1,792

Acquired in-process research and development	70	23	80	150

Total operating cost and expenses	4,065	3,623	7,745	6,976

Operating earnings	2,387	1,852	4,665	3,539

Interest expense, net	225	164	425	290

Net foreign exchange loss	15	14	317	178

Other expense (income), net	51	(4)	51	(3)

Earnings before income tax expense	2,096	1,678	3,872	3,074

Income tax expense	486	312	908	686

Net earnings	$1,610	$1,366	$2,964	$2,388

Diluted earnings per share	$0.98	$0.83	$1.81	$1.47

Diluted earnings per share, excluding specified items[a]	$1.26	$1.08	$2.41	$2.03

Weighted-average diluted shares outstanding	1,632	1,633	1,629	1,621

a Refer to the Reconciliation of GAAP Reported to Non-GAAP Adjusted Information for further details.

AbbVie Inc.

Reconciliation of GAAP Reported to Non-GAAP Adjusted Information

Quarter Ended June 30, 2016

(Unaudited) (In millions, except per share data)

1.                    Specified items impacted results as follows:

	2Q16
	Earnings		Diluted
	Pre-tax	After-tax	EPS
As reported (GAAP)	$2,096	$1,610	$0.98
Adjusted for specified items:
Intangible asset amortization	181	144	0.09
Milestones and other R&D expenses	55	55	0.03
Acquired IPR&D	70	70	0.04
Acquisition related costs	145	122	0.08
Change in fair value of contingent consideration	41	41	0.02
Other	4	30	0.02
As adjusted (non-GAAP)	$2,592	$2,072	$1.26

Milestones and other R&D expenses are associated with milestone payments for previously announced collaborations. Acquired IPR&D primarily reflects upfront payments related to licensing arrangements with third parties. Acquisition related costs primarily includes compensation expense, financing and other costs associated with the acquisition of Stemcentrx and Boehringer Ingelheim, as well as the amortization of the acquisition date fair value step-up for inventory related to the acquisition of Pharmacyclics. Other includes restructuring charges associated with streamlining global operations, a charge to increase tax reserves, and milestone revenue under a previously announced collaboration.

2.              The impact of the specified items by line item was as follows:

	2Q16
	Net revenues	Cost of products sold	SG&A	R&D	Acquired IPR&D	Other expense, net
As reported (GAAP)	$6,452	$1,405	$1,466	$1,124	$70	$51
Adjusted for specified items:

Intangible asset amortization	--	(181)	--	--	--	--
Milestones and other R&D expenses	--	--	--	(55)	--	--
Acquired IPR&D	--	--	--	--	(70)	--
Acquisition related costs	--	(46)	(15)	(72)	--	(12)
Change in fair value of contingent consideration	--	--	--	--	--	(41)
Other	(20)	(9)	(15)	--	--	--
As adjusted (non-GAAP)	$6,432	$1,169	$1,436	$997	$--	$(2)

3.              The adjusted tax rate for the second quarter of 2016 was 20.1 percent, as detailed below:

	2Q16
	Pre-tax	Income
	income	taxes	Tax rate
As reported (GAAP)	$2,096	$486	23.2%
Specified items	496	34	6.9%
As adjusted (non-GAAP)	$2,592	$520	20.1%

AbbVie Inc.

Reconciliation of GAAP Reported to Non-GAAP Adjusted Information

Quarter Ended June 30, 2015

(Unaudited) (In millions, except per share data)

1.              Specified items impacted results as follows:

	2Q15
	Earnings		Diluted
	Pre-tax	After-tax	EPS
As reported (GAAP)	$1,678	$1,366	$0.83
Adjusted for specified items:
Intangible asset amortization	86	66	0.04
Separation costs	95	80	0.05
Acquired IPR&D	23	23	0.01
Pharmacyclics acquisition related costs	359	215	0.13
Other	34	26	0.02
As adjusted (non-GAAP)	$2,275	$1,776	$1.08

Separation costs are expenses related to the separation of AbbVie from Abbott. Acquired IPR&D primarily reflects an upfront payment related to a licensing arrangement with a third party. Pharmacyclics acquisition related costs reflect compensation expense, transaction, financing, integration and other costs related to the acquisition of Pharmacyclics. Other is primarily associated with restructuring activities.

2.              The impact of the specified items by line item was as follows:

	2Q15
	Cost of products sold	SG&A	R&D	Acquired IPR&D	Interest expense, net
As reported (GAAP)	$916	$1,703	$981	$23	$164

Adjusted for specified items:

Intangible asset amortization	(86)	--	--	--	--
Separation costs	(2)	(93)	--	--	--
Acquired IPR&D	--	--	--	(23)	--
Pharmacyclics acquisition related costs	(19)	(220)	(93)	--	(27)
Other	(3)	(15)	(16)	--	--
As adjusted (non-GAAP)	$806	$1,375	$872	--	$137

3.                    The adjusted tax rate for the second quarter of 2015 was 21.9 percent, as detailed below:

	2Q15
	Pre-tax	Income
	income	taxes	Tax rate
As reported (GAAP)	$1,678	$312	18.6%
Specified items	597	187	31.3%
As adjusted (non-GAAP)	$2,275	$499	21.9%

AbbVie Inc.

Reconciliation of GAAP Reported to Non-GAAP Adjusted Information

Six Months Ended June 30, 2016

(Unaudited) (In millions, except per share data)

1.                   Specified items impacted results as follows:

	6M16
	Earnings		Diluted
	Pre-tax	After-tax	EPS
As reported (GAAP)	$3,872	$2,964	$1.81
Adjusted for specified items:
Intangible asset amortization	346	277	0.17
Milestones and other R&D expenses	70	70	0.04
Acquired IPR&D	80	80	0.05
Acquisition related costs	204	159	0.11
Change in fair value of contingent consideration	41	41	0.02
Foreign exchange loss	298	298	0.18
Other	44	57	0.03
As adjusted (non-GAAP)	$4,955	$3,946	$2.41

Milestones and other R&D expenses are associated with milestone payments for previously announced collaborations. Acquired IPR&D primarily reflects upfront payments related to licensing arrangements with third parties. Acquisition related costs primarily includes compensation expense, financing and other costs associated with the acquisition of Stemcentrx and Boehringer Ingelheim, as well as the amortization of the acquisition date fair value step-up for inventory related to the acquisition of Pharmacyclics. The foreign exchange loss relates to a devaluation of AbbVie’s net monetary assets denominated in the Venezuelan bolivar. Other includes a charge for the impairment of an intangible asset, restructuring charges associated with streamlining global operations, a charge to increase tax reserves, and milestone revenue under a previously announced collaboration.

2.                   The impact of the specified items by line item was as follows:

	6M16
	Net revenues	Cost of products sold	SG&A	R&D	Acquired IPR&D	Net foreign exchange loss	Other expense, net
As reported (GAAP)	$12,410	$2,774	$2,821	$2,070	$80	$317	$51

Adjusted for specified items:
Intangible asset amortization	--	(346)	--	--	--	--	--
Milestones and other R&D expenses	--	--	--	(70)	--	--	--
Acquired IPR&D	--	--	--	--	(80)	--	--
Acquisition related costs	--	(91)	(20)	(81)	--	--	(12)
Change in fair value of contingent consideration	--	--	--	--	--	--	(41)
Venezuela devaluation loss	--	--	--	--	--	(298)	--
Other	(20)	(53)	(18)	7	--	--	--
As adjusted (non-GAAP)	$12,390	$2,284	$2,783	$1,926	$--	$19	($2)

3.                   The adjusted tax rate for the first half of 2016 was 20.4 percent, as detailed below:

	6M16
	Pre-tax	Income
	income	taxes	Tax rate
As reported (GAAP)	$3,872	$908	23.4%
Specified items	1,083	101	9.4%
As adjusted (non-GAAP)	$4,955	$1,009	20.4%

AbbVie Inc.

Reconciliation of GAAP Reported to Non-GAAP Adjusted Information

Six Months Ended June 30, 2015

(Unaudited) (In millions, except per share data)

1.              Specified items impacted results as follows:

	6M15
	Earnings		Diluted
	Pre-tax	After-tax	EPS
As reported (GAAP)	$3,074	$2,388	$1.47

Adjusted for specified items:
Intangible asset amortization	154	118	0.07
Separation costs	199	169	0.10
Acquired IPR&D	150	150	0.09
Pharmacyclics acquisition related costs	420	256	0.16
Shire termination	170	170	0.10
Other	68	49	0.04
As adjusted (non-GAAP)	$4,235	$3,300	$2.03

Separation costs are expenses related to the separation of AbbVie from Abbott. Acquired IPR&D primarily reflects the C2N collaboration. Pharmacyclics acquisition related costs reflect compensation expense, transaction, financing, integration and other costs related to the acquisition of Pharmacyclics. Shire termination reflects the completed liquidation of remaining foreign currency positions related to the terminated Shire transaction. Other is primarily associated with restructuring activities.

2.              The impact of the specified items by line item was as follows:

	6M15
	Cost of products sold	SG&A	R&D	Acquired IPR&D	Interest expense, net	Net foreign exchange loss
As reported (GAAP)	$1,858	$3,176	$1,792	$150	$290	$178

Adjusted for specified items:
Intangible asset amortization	(154)	--	--	--	--	--
Separation costs	(5)	(194)	--	--	--	--
Acquired IPR&D	--	--	--	(150)	--	--
Pharmacyclics acquisition related costs	(19)	(222)	(93)	--	(86)	--
Shire termination	--	--	--	--	--	(170)
Other	(12)	(40)	(16)	--	--	--
As adjusted (non-GAAP)	$1,668	$2,720	$1,683	--	$204	$8

3.                    The adjusted tax rate for the first half of 2015 was 22.1 percent, as detailed below:

	6M15
	Pre-tax	Income
	income	taxes	Tax rate
As reported (GAAP)	$3,074	$686	22.3%
Specified items	1,161	249	21.4%
As adjusted (non-GAAP)	$4,235	$935	22.1%